Exhibit 99.1
Financial Statements and Report of Independent
Certified Public Accountants
Frontier Gas Services, LLC
December 31, 2010, 2009 and 2008

Report of Independent Certified Public Accountants
Members
Frontier Gas Services, LLC
We have audited the accompanying balance sheets of Frontier Gas Services, LLC as of December 31, 2010 and 2009, and the related statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Gas Services, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 22, 2011

Frontier Gas Services, LLC
Balance Sheets
December 31, 2010 and 2009

	2010	2009
ASSETS

CURRENT ASSETS:
Cash	$2,083,517	$5,547,661
Accounts receivable	11,327,900	4,071,970
Prepaid assets	898,978	137,627

Total current assets	14,310,395	9,757,258

PROPERTY AND EQUIPMENT	150,730,186	29,915,124
Less- accumulated depreciation	(9,107,746)	(1,863,689)

Property and equipment, net	141,622,440	28,051,435

DEFERRED LOAN COSTS, net	644,762	-

INTANGIBLE ASSETS, net	21,925,582	12,119,454

OTHER LONG-TERM ASSETS	364,583	-

Total assets	$178,867,762	$49,928,147

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,849,050	$2,303,036
Amounts due to related parties	59,398	173,083
Other liabilities, current	632,826	57,656
Current portion of capital leases	2,468,399	-

Total current liabilities	10,009,673	2,533,775

LONG-TERM DEBT	6,000,000	-

CAPITAL LEASES	6,376,699	-

COMMITMENTS AND CONTINGENCIES (Note H)

MEMBERS’ EQUITY, per accompanying statement	156,481,390	47,394,372

Total liabilities and members’ equity	$178,867,762	$49,928,147

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC
Statements of Operations
For the years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
REVENUES:
Gas sales	$21,225,303	$12,411,461	$4,573,258
Natural gas liquids sales	18,155,382	13,197,309	-
Gathering	21,360,415	3,209,574	1,621,340
Compression and other	5,011,229	1,273,490	199,728
Condensate sales	519,614	194,755	-

Total revenues	66,271,943	30,286,589	6,394,326

EXPENSES:
Gas purchases	34,350,512	23,041,098	4,525,515
Operating	10,122,996	2,839,569	798,367
General and administrative	3,738,524	2,812,280	1,847,093
Depreciation and amortization	8,627,930	1,944,922	489,560

Total expenses	56,839,962	30,637,869	7,660,535

OPERATING INCOME (LOSS)	9,431,981	(351,280)	(1,266,209)

OTHER INCOME (EXPENSE):
Gain on business combination	11,190,000	-	-
Interest income	84,606	21,478	78,145
Interest expense	(119,569)	-	(34,779)

Total other income	11,155,037	21,478	43,366

NET INCOME (LOSS)	$20,587,018	$(329,802)	$(1,222,843)

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC
Statements of Members’ Equity
For the years ended December 31, 2010, 2009 and 2008

Members’
Equity
BALANCE, January 1, 2008	$(414,426)
CONTRIBUTIONS	19,826,187
NET LOSS	(1,222,843)

BALANCE, December 31, 2008	18,188,918
CONTRIBUTIONS	29,535,256
NET LOSS	(329,802)

BALANCE, December 31, 2009	47,394,372
CONTRIBUTIONS	88,500,000
NET INCOME	20,587,018

BALANCE, December 31, 2010	$156,481,390

     The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC
Statements of Cash Flows
For the years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$20,587,018	$(329,802)	$(1,222,843)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,627,930	1,944,922	489,560
Noncash general and administrative expenses	-	535,256	1,826,187
Amortization of loan costs	42,486	-	-
Gain on business combination	(11,190,000)	-	-
Change in operating assets and liabilities:
Accounts receivable	(7,255,930)	(3,399,663)	(615,712)
Prepaid assets	(1,125,934)	(126,128)	(6,064)
Accounts payable	4,495,999	1,960,363	255,521
Other current liabilities	470,240	3,473	(108,616)
Amounts due to related parties	(113,685)	2,451	(43,667)

Net cash provided by operating activities	14,538,124	590,872	574,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(59,944,434)	(3,501,163)	(8,866,385)
Cash paid for acquisition	(49,402,187)	(25,000,000)	-

Net cash used in investing activities	(109,346,621)	(28,501,163)	(8,866,385)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions	88,500,000	29,000,000	18,000,000
Borrowings on long-term debt	6,000,000	-	-
Payments of loan costs	(687,248)	-	-
Payments on capital leases	(2,468,399)	-	-
Payment on FES line of credit	-	-	(8,500,000)
Borrowings on FES line of credit	-	-	3,000,000

Net cash provided by financing activities	91,344,353	29,000,000	12,500,000

NET (DECREASE) INCREASE IN CASH	(3,464,144)	1,089,709	4,207,981

CASH, beginning of year	5,547,661	4,457,952	249,971

CASH, end of year	$2,083,517	$5,547,661	$4,457,952

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized of $0, $0 and $45,510	$70,139	$-	$227,142

NONCASH INVESTING AND FINANCING ACTIVITES:
Purchase of fixed assets on capital lease	$11,313,497	$-	$-

Accrued purchases of property and equipment	$154,945	$-	$-

The accompanying notes are an integral part of these financial statements.

Frontier Gas Services, LLC
Notes to financial statements
December 31, 2010, 2009 and 2008
A -	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
1.	General

Frontier Gas Services, LLC (“Gas” or the “Company”), a Delaware limited liability company is engaged in the acquisition, enhancement, operations and divesting of gathering, processing, transportation and other midstream assets, including product marketing. The Company is headquartered in Tulsa, Oklahoma.

Frontier Gas Services is a subsidiary of Frontier Midstream, LLC (“Midstream”). Midstream was formed in 2006 as a wholly owned subsidiary of Frontier Energy Services, LLC (“FES”). On February 25, 2008, a majority interest in Midstream was acquired by Energy Spectrum Partners V LP (“ESP”), an equity investment group located in Dallas, Texas with a capital contribution of $18,000,000. Gas was formed on July 17, 2009. In August 2009, Midstream contributed its Indian Creek System to Gas in conjunction with a $5,000,000 cash contribution from TPF II Gas Services, LLC (“TPF”). Midstream’s other gathering systems, Wilson Creek and Rose Bud, were later contributed to Gas in November 2009. The contribution of the gathering systems from Midstream to Gas was accounted for as a combination of entities under common control, which is similar to the pooling of interest method of accounting for business combinations. Accordingly, these financial statements give retrospective effect to these transactions; and therefore, the Company’s results from January 1, 2008 through the dates contributed include all operations and transactions of the contributed gathering systems.

The Company currently has six gathering systems. The Rose Bud System was constructed and brought online in 2007. The Wilson Creek System was constructed and brought online in 2008. Both are located in the Fayetteville Shale Play in Arkansas. The Indian Creek System was acquired in January 2009 from Indian Creek Gas Processing, L.P. and Central Plains Pipeline Company, L.L.C. and is located in Roberts County, Texas. In 2010, the Company purchased two systems (Note C) and constructed the Woolly Hollow System. The Twin Groves, Prairie Creek and Woolly Hollow systems are located in the Fayetteville Shale Play in Arkansas.

2.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are appropriate, actual results could differ from those estimates.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
3.	Concentration and Credit Risks

The Company places its cash with high-quality institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Company derives its revenue from customers in the natural gas industry. This industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of its customer base. The Company’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities. At December 31, 2010 and 2009, four and three customers accounted for approximately 100% of total accounts receivable, respectively. Approximately 95%, 81%, and 95% of the Company’s net sales were provided by four, two and three customers in 2010, 2009 and 2008, respectively.

4.	Accounts Receivable

Accounts receivable are recorded at amounts billed to customers. Credit is extended based on an evaluation of a customer’s financial condition and generally, collateral is not required. Amounts outstanding longer than the contractual terms are considered past due. An allowance for doubtful accounts, if necessary, is based on management’s assessment of the realizability of customer accounts. Management’s assessment is based on the overall creditworthiness of the Company’s customers and specific disputes, if any. Management believes that no allowance for doubtful accounts was necessary at December 31, 2010 and 2009.

5.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation except when obtained through business combination (Note C). The Company charges repairs and maintenance expense against income when incurred and capitalizes renewals and betterments that extend the useful life or expand the capacity of the existing assets. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 4 to 20 years) of the respective assets. Additionally, the Company capitalizes interest directly related to the construction of assets.

The cost of property and equipment sold or otherwise disposed of, and the related accumulated depreciation is removed from the accounts, and any gain or loss is reflected in current operations.

The Company reviews long-lived assets for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. No impairment of long-lived assets was required during the periods presented.

6.	Intangible Assets

Intangible assets consist of gas contracts. The gas contracts were acquired by the Company during acquisitions - See Note C. These contracts are amortized over the contract lives using the straight-line method.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
7.	Revenue Recognition

The Company’s natural gas sales and purchase arrangements are accounted for on a gross basis in the statement of operations as sales and purchases, respectively. These transactions are contractual arrangements that establish the terms of the purchase of natural gas at a specified location and the sale at a different location at the specified date. Both sale and purchase transactions require physical delivery of the natural gas and the risk and reward of ownership are evidenced by title transfer, assumption of environmental risk, transportation scheduling, credit risk and counterparty nonperformance risk.

Service revenues generated include fee-based arrangements for natural gas gathering or compressing, treating or processing of those volumes of natural gas that flow through the gathering systems. The service revenues are recognized in the period when the service is provided.

8.	Income Taxes

The Company is structured as a limited liability company. Therefore, no provision for income taxes has been recorded in the Company’s financial statements. The Company’s earnings and losses for federal and state income tax purposes are included in the tax returns for the individual members.

The Company evaluates uncertain tax positions for recognition and measurement in the financial statements. To recognize a tax position, the Company determines whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company had no uncertain tax positions that required recognition in the financial statements at December 31, 2010 and 2009. Any interest or penalties would be recognized as a component of income tax expense.

9.	Equity Compensation

The Company accounts for equity-based compensation to employees at fair value. The cost of employee services received in exchange for equity instruments is measured based on the grant-date fair value of those instruments. That cost is recognized as compensation expense over the requisite service period (often the vesting period). Awards subject to performance criteria vest when it is probable that the performance criteria will be met. Generally, no compensation cost is recognized for equity instruments that do not vest.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
B -	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2010	2009

Property and equipment
Construction in progress	$16,332,900	$3,034,053
Pipeline systems	133,628,738	26,666,512
Trucks	411,410	108,504
Furniture and fixtures	357,138	106,055

	150,730,186	29,915,124
Accumulated depreciation	9,107,746	1,863,689

	$141,622,440	$28,051,435

For the years ended December 31, 2010, 2009 and 2008, the Company recorded depreciation expense of $7,244,057, $1,307,056 and $489,560, respectively. Interest in the amount of $0, $0 and $45,510 was capitalized to pipeline systems for the years ended December 31, 2010, 2009 and 2008, respectively.

At December 31, 2010, the construction in progress represents costs incurred in the ongoing construction of the Company’s gathering systems. Accordingly, no depreciation expense was recorded for these costs.

During 2010, the Company leased certain compressors which are accounted for as capital leases. The total capitalized cost of the leases is $11,313,497 with accumulated depreciation of $2,468,399.

C -	ACQUISITIONS

On January 1, 2010, the Company entered into an asset sale agreement with Arkansas Midstream Gas Services, Corp., to acquire 100% of the natural gas gathering systems located in Conway and Faulkner counties in Arkansas for $49.4 million. The Company assumed no liabilities in the transaction. As part of the transaction, the Company executed a 10 year contractual arrangement, with a renewal option, for which they receive monthly gathering fees. The acquisition was funded through capital contributions and was accounted for using the purchase method of accounting. Accordingly, the assets acquired were recorded at their fair values. The tangible assets were valued utilizing the cost approach and the intangible asset was valued using the income approach. The assumptions used to estimate the fair values reflect the best estimate of how the Company believes market participants would benefit from the use of the assets being valued. The Company did utilize an expert in valuation techniques to assist in the formulation of the fair value estimates. The resulting valuation resulted in the Company recognizing a gain of approximately $11.2 million for the excess of the fair value of assets acquired compared to the consideration paid.

There were several factors that the Company believes contributed to the $11.2 million gain recognized in the acquisition including: seller’s business strategy and capital requirements, limited potential buyers in the region, and the historical business relationship created between the seller and the Company. The operating results of the business acquired have been included in the Company’s results of operations from the date of acquisition.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
The value of the Twin Groves and Prairie Creek acquisition has been allocated to the assets acquired at the date of the acquisition as summarized in the table below:

Property and equipment	$49,402,187
Gas contracts	11,190,000

Total fair value	$60,592,187

Gain recognized on business combination	$11,190,000

On January 9, 2009, the Company purchased certain assets of Indian Creek natural gas processing plant and related gathering system, and the Central Plains gas liquids pipeline, which are located in Roberts County, Texas, for $25,000,000. The acquisition was primarily funded through capital contributions from ESP, which totaled $24,000,000. The acquisition was accounted for using the purchase method of accounting, and the operating results of the business acquired have been included in the Company’s results of operations from the date of acquisition.

The cost of the Indian Creek acquisition has been allocated to the assets acquired at the date of the acquisition as summarized in the table below:

Property and equipment	$12,242,680
Gas contracts	12,757,320

Total fair value	$25,000,000

D -	INTANGIBLE ASSETS

Intangible assets consist of gas contracts. The following table summarizes the Company’s investment in and net carrying value of its recorded intangible assets:

	December 31,
	2010	2009
Intangible assets, gross	$23,947,320	$12,757,320
Accumulated amortization	2,021,738	637,866

Intangible assets, net of amortization	$21,925,582	$12,119,454

Amortization expense recorded for the year ended	$1,383,872	$637,866

Future amortization expense for intangible assets is currently expected to be: $1.4 million in each of the years 2011 - 2015; and $14.9 million cumulatively in 2016 and beyond. The intangible assets have useful lives of 15 to 20 years.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
E -	LONG-TERM DEBT

On October 7, 2010, the Company entered into a revolving credit agreement and note agreement with a bank. The initial line of credit is $50.0 million and has a maturity date of October 7, 2014. Interest is paid quarterly at either the “Daily Adjusting LIBOR Rate” or the “Prime-based Rate” plus an applicable margin as defined in the agreement (5.0% at December 31, 2010). The Company had $6.0 million outstanding on the revolving credit agreement at December 31, 2010.

Substantially all of the Company’s fixed assets serve as collateral under the agreement. The Company is subject to certain financial and nonfinancial covenants including, but not limited to, maintenance of an interest coverage ratio and debt to consolidated EBITDA ratio. The Company was in compliance with its debt covenants at December 31, 2010.

The Company had a $10,000,000 line of credit agreement with FES that was terminated in March 2008 upon receipt of the capital contribution from ESP. Under the agreement, amounts borrowed were charged interest at a rate plus .5% for the first $5,000,000 borrowed and at the Bank of Oklahoma financial corporation prime rate less .5% for the second $5,000,000. Prior to termination of the agreement, the base rate charged was 7.75%.

F -	CAPITAL LEASES

As discussed in Note B, the Company entered into several new leases for compressors during the year which are accounted for as capital leases. The total liability outstanding at December 31, 2010 related to these leases was $8.8 million.

Future minimum lease payments of capital leases:

2011	$2,859,840
2012	2,859,840
2013	2,859,840
2014	1,161,810

Total payments	9,741,330
Imputed interest	(896,232)

Present value of future payments	$8,845,098

G -	FINANCIAL INSTRUMENTS

The approximate fair values of all the financial instruments, including cash, accounts receivable and accounts payables approximate their carrying values, due to their short-term nature. Additionally, the estimated fair value of borrowings under the revolving credit facility approximates its carrying value due to the debt agreements being so recent in nature.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
H -	COMMITMENTS AND CONTINGENCIES
1.	Leases
In addition to the capital leases discussed above, the Company entered into operating leases during 2010 and 2009 for operating equipment, specifically compressors.

Future minimum lease payments for all non-cancelable operating leases at December 31, 2010 are $3,591,700 in 2011; $1,694,160 in 2012 and $141,024 in 2013.

For the years ended December 31, 2010, 2009 and 2008, rent expense was $5.5 million, $1.0 million, and $138,662, respectively.

At December 31, 2010, the Company had a commitment to purchase a cryogenic unit for $6,029,295. Milestone payments under the commitment are due upon completion of certain steps in the production process for the cryogenic unit. Production of the unit is expected to be completed by August 2011. As of December 31, 2010, the Company had made payments under the commitment of $602,930. Cancellation fees apply if the Company cancels the commitment prior to completion.

2.	Litigation

From time to time, the Company may be a party to various legal and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company from time to time. The Company cannot predict with certainty the outcome or effect of the pending matters. However, in the opinion of management, such pending matters would not have a significant effect on the financial position or results of operations of the Company.

I -	RELATED PARTY TRANSACTIONS

As provided by the limited liability company agreement, Midstream and Gas have management agreements with FES whereby FES agreed to provide management, general and administrative services to the Company. To the extent the Company has cash to reimburse FES, FES is reimbursed by the Company for all direct general and administrative expenses, including office equipment and other necessary office expenses. Expenses that are not reimbursed are deemed to be capital contributions by FES. During the years ended December 31, 2010, 2009 and 2008, the Company incurred $0, $535,256 and $1,826,187 of unreimbursed expenses under this agreement, respectively. This amount is included in general and administrative expenses in the statement of operations. At December 31, 2010 and 2009, $59,398 and $173,083 was payable to FES and there were no receivables from FES, respectively.

The Company also had sales of gas to Tenaska Marketing Ventures, an affiliate of TPF of $18.0 million and $11.6 million for the years ended December 31, 2010 and 2009, respectively. Receivables from TPF at December 31, 2010 and 2009 were $1.6 million and $1.5 million, respectively.

Frontier Gas Services, LLC
Notes to financial statements - continued
December 31, 2010, 2009 and 2008
J -	SUBSEQUENT EVENTS

On February 18, 2011, the Company entered into an agreement with Crestwood Midstream Partners LP to sell all of its pipeline systems and related assets for $338.0 million and an additional $15.0 million to be paid to the Company if certain operational objectives are met within six-months of the closing date.

Management has evaluated subsequent events through February 22, 2011, the date the financial statements were available to be issued. No additional subsequent events were identified requiring recognition or disclosure in the accompanying financial statements.